Exhibit 99.1

News For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES COMPLETION OF AMENDED AND

RESTATED SENIOR SECURED CREDIT FACILITY

STAMFORD, CT, March 24, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it completed an amendment and restatement of its existing senior secured credit facility which extends the maturity dates for its senior secured credit facility, provides additional borrowing capacity for the Company and provides the Company with greater flexibility with regard to its strategic initiatives. Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch, were the joint lead arrangers and joint book managers for the amended and restated credit facility.

“We are pleased to announce the successful completion of our amended and restated senior secured credit facility,” said Bob Lewis, Executive Vice President and Chief Financial Officer. “We continue to enjoy strong access to the credit markets, as evidenced by this transaction and our recent US Dollar and Euro senior notes issuances

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SILGAN HOLDINGS

March 24, 2017

completed in February 2017. Our amended and restated credit facility extends maturities, provides additional borrowing capacity and provides greater flexibility, leaving us well positioned to continue to pursue various strategic alternatives,” concluded Mr. Lewis.

The amended and restated credit facility provides the Company with a US $1.2 billion multicurrency revolving loan facility and Cdn $45.5 million of Canadian A term loans. Additionally, the amended and restated credit facility provides the Company with a delayed draw US A term loan of US $800 million. This delayed draw US A term loan will be used by the Company to fund $800 million of the purchase price to be paid by the Company in connection with its previously announced acquisition of the specialty closures and dispensing systems business of WestRock Company (NYSE:WRK), which is now expected to close in early April subject to the satisfaction of applicable conditions. This delayed draw US A term loan replaces the US $800 million incremental term loan the Company had intended to borrow to fund the purchase price for such acquisition.

The term loans provided under the amended and restated credit facility mature on March 24, 2023. The Company may use revolving loans under the amended and restated credit facility for working capital and other general corporate purposes, including acquisitions, stock repurchases and refinancing of other debt. The revolving loan facility matures on March 24, 2022. The amended and restated credit facility also provides the Company with an incremental uncommitted multicurrency loan facility for an additional US $1.25 billion, which may be increased as provided in the amended and restated credit facility and may be used to finance acquisitions and for other permitted purposes. In addition, the amended and restated credit facility provides the Company with greater flexibility to, among other things, make further acquisitions and incur additional debt.

Under the amended and restated credit facility, the interest rate for US dollar loans will be either the Eurodollar Rate or the base rate plus a margin, the interest rate for Euro loans will be the Eurodollar Rate plus a margin and the interest rate for Canadian dollar loans will be either the CDOR Rate or the Canadian prime rate plus a margin. Initially,

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SILGAN HOLDINGS

March 24, 2017

for term loans and revolving loans maintained as Eurodollar Rate or CDOR Rate loans the margin will be 2.00% and for term loans and revolving loans maintained as base rate or prime rate loans the margin will be 1.00%. The margins for term loans and revolving loans are subject to adjustment quarterly based upon financial ratios.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016. Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2016 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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